Exhibit 99.1
For Immediate Release

Contact:
Genesis Pharmaceuticals Enterprises, Inc.	CCG Investor Relations, Inc.
Ms. Elsa Sung, CFO	Mr. Crocker Coulson, President
Phone: (954) 727-8435	Phone: (646) 213-1915
E-mail: genesispharm@gmail.com	E-mail: crocker.coulson@ccgir.com
http://www.genesis-china.net	http://www.ccgir.com

Genesis Pharmaceuticals Completes Reverse Stock Split and
Will Trade Under a New Symbol

Laiyang, China, September 4, 2008 - Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GNPH.OB GTEC.OB) (“Genesis” or the “Company”), a leading pharmaceutical company in the People's Republic of China, today announced that it completed a 40-for-1 reverse stock split of its common stock which will begin trading under the symbol “GNPH.”

Upon today’s market open, Genesis’ common stock will begin trading on a split-adjusted basis under the trading symbol “GNPH.”

Following this reverse stock split, the Company has approximately 10,325,000 shares of common stock outstanding.

“We are pleased to complete this reverse stock split of our common stock as part of our efforts to position the company to move to a senior U.S. stock market and improve the marketability and value of our shares,” said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises. “We expect this adjustment to our capital structure to bring the Company to the attention of new investors and make our shares more attractive to them.”

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to exchange their shares. Stockholders of record who hold share certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. The Transfer Agent and Registrar for shares of GTEC’s common stock is Computershare Trust Company, 350 Indiana St., #800, Golden, Colorado 80401, (303) 262-0600. They will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal-based medical drugs.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

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